Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K for Big Clix, Corp. of our report dated July 12, 2013, relating to the financial statements of Hydro Phi Technologies, Inc. as of March 31, 2013 and 2012 and for the years then ended.

/S/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

September 23, 2013